EXHIBIT 99.0

MATTEL, INC. AND SUBSIDIARIES

QUANTIFICATION OF CLOSE OUT SALES AMOUNTS (a)

(In millions)	1997	1998	1999	2000	2001	2002	2003 (b)
Worldwide
Mattel Brands			$65.8	$77.5	$107.8	$64.1	$39.4
Fisher-Price Brands			29.1	20.0	53.4	46.1	17.5
American Girl Brands			0.0	0.0	0.0	0.0	0.0
Other			0.8	0.9	2.2	2.5	0.4

Total	$97.2	$79.9	$95.7	$98.4	$163.4	$112.7	$57.3

			1999	2000	2001	2002
By Segment
Domestic
Mattel Brands			$46.9	$66.4	$85.3	$43.3
Fisher-Price Brands			20.7	14.4	44.3	37.8
American Girl Brands			0.0	0.0	0.0	0.0

Total Domestic		$56.5	67.6	80.8	129.6	81.1
International		23.4	28.1	17.6	33.8	31.6

Total		$79.9	$95.7	$98.4	$163.4	$112.7

(a)	During the fourth quarter of 2003, Mattel changed the way certain close out sales are classified in its consolidated statement of operations. Close out sales are sales of certain products that are no longer included in current product lines. These sales were previously classified as a reduction of cost of sales. Commencing October 1, 2003, close out sales are reported as net sales in Mattel's consolidated statements of operations. This change in classification has no impact on gross profit, operating income, net income, EPS, balance sheets or cash flows.

(b)	Close out sales for the three months ended December 31, 2003, totaling $19.2 million, are included in reported sales. Close out sales for the first nine months of 2003, totaling $38.1 million, are classified as a reduction of cost of sales.